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                                                                    Exhibit 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT is between Michael S. Karsner, an individual ("Executive") and ANC Rental Corporation, a corporation. ("the Company")

         WHEREAS, the Company has offered and Executive has accepted employment under the terms and conditions set forth below,

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

         1. EMPLOYMENT. During the term hereof, the Company will employ Executive and Executive will provide services as the President and Chief Executive Officer, reporting to the Chairman and the Board of Directors. Executive will devote his full time and attention to the faithful and diligent performance of his office and will comply in all respects with the policies of the Company and the directives of the Board.

         2. TERM. Subject to the provisions of Section 4 below, this Agreement shall be effective as of June 30, 2000 and have an initial term of two years. Thereafter the Agreement will continue in effect until terminated by either party upon sixty days advance written notice of intent to terminate the Agreement. The Company may, at its option, pay Executive's base salary for sixty days in lieu of advance written notice.

         3. COMPENSATION AND BENEFITS.Executive will be entitled to the following compensation in exchange for his services:

                  a. An annual base salary of $520,000, payable on the Company's normal pay dates, which salary will be reviewed annually by the Compensation Committee and may be increased, but not decreased, during the term;

                  b. Executive will be eligible for an annual performance bonus of between forty-five percent (45%) and sixty percent (60%) of his base salary, with forty-five percent (45%) being earned upon the Company's attainment of agreed upon financial targets and up to sixty percent (60%) based upon incremental achievement in excess of those targets, under guidelines established by the Compensation Committee. The performance bonus will be paid in or around the close of the first quarter of the following year, after receipt of the audited financial statements for the performance year. Executive must be actively employed for the full calendar year to receive an annual performance bonus for that year.

                  c. Executive will be eligible for stock option grants under the terms of the ANC Rental Corporation Stock Option Plan, which grants will be at such times, in such amounts and under such terms as may be determined by the Compensation Committee of the Board, except that Executive will be granted an initial option amount of 750,000 shares of the Company's common stock ("Initial Option"),


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                  which will become exercisable in the same increments as
                  determined by the Compensation Committee with respect to other initial employee grants. The terms of this Agreement as they relate to Executive's stock options will control over any inconsistent terms in the Plan or option agreements.

                  d. At such times as the Company owns a corporate jet, Executive will be entitled to use the Company's corporate jet for personal reasons for up to 50 hours each year at the Company's expense. If the Company does not own a corporate jet but has access to a corporate jet that the Company uses for business purposes, Executive shall be entitled to use such corporate jet for personal reasons for up to 50 hours each year at the Company's expense. Unused hours will not carry over from year to year. The Company will withhold for taxes and report income on a form W-2 based upon a personal-use value determined under a policy to be approved by the Compensation Committee.

                  e. Executive will be entitled to participate in such employee benefit plans, perquisites, paid vacation and other compensation programs as may from time to time be established and offered by the Company to other executives and employees, subject to the terms and provisions of those plans and programs as the same may be occasionally amended and for so long as they are offered generally to employees of the Company, except that Executive's compensation upon termination of employment will be determined solely under the provisions of this Agreement.

         4. TERMINATION. This Agreement may be terminated by the Company with or without cause or upon Executive's disability, subject to the following provisions for pay and benefits upon termination.

                  a. TERMINATION FOR CAUSE. If this Agreement is terminated by the Company for cause (defined below), Executive will be entitled to receive his base salary earned up to the date of termination, and shall be entitled to no other compensation thereafter. "Cause" means (i) commission of an act of dishonesty, fraud or embezzlement relating to the Company;
                  (ii) intentional disclosure of trade secrets of the Company, other than in the good faith performance of Executive's duties; (iii) willful commission of a felony; or (iv) intentionally engaging in competition with the Company or in other activities which the Board determines to be actually or potentially injurious to the Company's business or reputation.

                  b. TERMINATION WITHOUT CAUSE. If this Agreement is terminated by the Company without Cause, Executive will be entitled to the payments set forth below, which payments will be in lieu of all other compensation or benefits payable by reason of the termination of Executive's employment or this Agreement, except for payment of any vested benefits under a tax-qualified retirement plan: (1) if the termination occurs before January 1, 2001, Executive will be paid the sum of $780,000 in equal monthly installments over a period of eighteen months; (2) if the termination occurs after January 1, 2001, Executive will be paid twice the

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                  sum of his current annual base salary plus his minimum annual bonus for the year in which he was terminated in equal monthly installments over a period of twenty-four months. During the period Executive is receiving severance payments hereunder, all options issued under the Plan will continue to vest as though Executive were actively employed. All options must be exercised by Executive within one year after the last severance payment is made, or if earlier, before the expiration date of the option, or the option will become null and void. Any payments made hereunder will be subject to required withholdings for federal, state and local taxes. Any amounts owed by Executive to the Company for any reason may be deducted from the sums otherwise due hereunder. The severance payments provided for herein will not be subject to reduction by amounts earned by Executive after the termination of employment.

                  c. TERMINATION FOR DEATH OR DISABILITY. If Executive is unable because of physical or mental impairment to discharge his duties hereunder for an aggregate period of six months during any twelve-month period, the Board may, in its discretion, elect to terminate Executive's employment and this Agreement. This Agreement will terminate upon Executive's death. If the Agreement is terminated due to disability or death, Executive or his Estate will be paid the monetary payment provided for in subparagraph b, above, as though his employment had been terminated without cause, and his stock option rights will be governed by the terms of the Plan.

         5. CHANGE OF CONTROL. In the event of a change of control in which Executive is not offered the position of Chief Executive Officer, Executive shall be entitled to twice the sum of his current annual base salary, plus his maximum annual bonus for each of those years, payable immediately.

         6. COVENANT NOT TO COMPETE. Executive agrees that for a period of one-year, if he voluntarily terminates his employment or is terminated for cause, or during any period of time he is receiving severance payments under
Section 4 (b) above, if his employment is terminated involuntarily without cause, he will not, within the United States or any foreign state in which the Company has done or plans to do business, provide services as an employee, director, consultant or independent contractor for, or establish an ownership interest in, any entity which is engaged in the daily or insurance-replacement car rental business, regardless of whether such entity also engages in other lines of business. Executive's ownership of less than five percent of a publicly-traded corporation will not be deemed to be a violation of this provision. The severance payments provided above are conditioned upon Executive's compliance with this provision. If Executive violates this provision, he will, in addition to and not in lieu of any other legal or equitable remedy, not be entitled to receive any further payments thereafter.

         7.       OTHER PROVISIONS.

         a. This Agreement, and the benefits and compensation plans referenced herein, constitute the entire agreement between the Company and Executive respecting his employment. This Agreement may not be amended or modified orally, but only by a written document,

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         approved by the Compensation Committee of the Board and signed by the
         Executive and the Chairman of the Board.

         b. The validity and interpretation of this Agreement will be governed by the laws of the State of Florida, without regard to its choice or conflict of law rules.

         c. The failure or refusal of the Company to enforce this Agreement or to assert a violation hereof in a particular situation shall not be, and shall not be regarded as, a waiver of any other or subsequent breach of the same or any other provision.

         d. This Agreement will be enforceable by, and shall inure to the benefit of, the Company, its successors and assigns. The Agreement may be assigned by the Company to a successor without the consent of Executive and without the necessity of a writing. This Agreement may not be assigned in whole or in part by Executive.

                  IN WITNESS WHEREOF, the parties have set their hands on this the 30th day of June, 2000.

                                               EXECUTIVE


/s/ Edward L. Jones                            /s/ Michael S. Karsner
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Witness                                        Michael S. Karsner


                                               ANC RENTAL CORPORATION



/s/ Marie D. Castellon                         By: /s/ Michael S. Egan
--------------------------                         -----------------------------
Attest


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